VERA BRADLEY ANNOUNCES FIRST QUARTER FISCAL 2021 RESULTS

Company proactively takes actions to address COVID-19 crisis

E-commerce revenues grow during the quarter

Balance sheet remains strong

FORT WAYNE, Ind., June 3, 2020 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced its financial results for the first quarter ended May 2, 2020 and provided an update on the COVID-19 crisis.

COVID-19 Pandemic

"The COVID-19 pandemic has affected nearly every family and business throughout the country over the last three months. Undoubtedly this has been one of the most disruptive and challenging periods in the Company’s history, but our strong culture and innovation are leading us through this period,” noted Chief Executive Officer Rob Wallstrom.
“We have worked to minimize the pandemic’s impact on our Associates, shareholders, and other stakeholders. The well-being and safety of our Associates and customers remain our top priorities in every decision we make, including decisions on how and when to reopen our stores," continued Wallstrom. "It will take time for consumer confidence, customer traffic, and shopping activity to return to pre-pandemic levels, but I am confident the actions we have taken will allow us to manage through this challenge and position us to emerge a stronger company and thrive over the long term.
“I am so proud of how our organization has responded to this unprecedented crisis. Even while working remotely, our teams have been collaborative and demonstrated focused and thoughtful decision making, innovation, tenacity, and flexibility. Our extraordinary culture has allowed us to not only persevere through the crisis, but it has made us stronger.”
“With adversity comes opportunity,” Wallstrom added. “We know that this crisis will have a lasting effect on consumers and transform the way they shop. Our 2019 acquisition of Pura Vida has resulted in e-commerce being a larger share of our total company revenues, and the digital skills of both companies will be even more critical in this new environment. We are moving ahead with the innovation that will enhance the consumer experience and propel us forward – innovation in product, marketing, and technology.”
Vision 20/20

Wallstrom continued, “Over two years ago, we embarked on Vision 20/20 – our aggressive three-year plan to restore the Vera Bradley brand and business to a healthy foundation and to return our Company to solid growth. Through Fiscal 2020, we made tremendous progress on strengthening our foundation, growing our Vera Bradley brand business, and accelerating our revenue and earnings growth with the acquisition of Pura Vida. Our Fiscal 2021 goal was to drive more robust growth, but the COVID-19 crisis has significantly affected that goal. However, despite the COVID-19 situation, we remain focused on our core Vision 20/20 strategies of enhancing our brands and long-term growth through heightened customer engagement and continued product innovation while navigating through the crisis.”
COVID-19 Actions Taken
Beginning in mid-March, the Company began taking several actions to navigate the COVID-19 crisis, protect its financial position, maximize liquidity, and to position the Company for a strong reopening and future. Those actions included:
•Temporarily closing all of its Vera Bradley store locations on March 19.
•Temporarily furloughing approximately 80% of its workforce mid-quarter.

•Temporarily reducing base compensation for remaining salaried Associates, with reductions on a graduated scale ranging from 15% to 30%, and 75% for the Chief Executive Officer.
•Temporarily suspending cash compensation to the board of directors.
•Temporarily suspending its share buyback program.
•Drawing $60 million from its previously unused $75 million revolving credit agreement.
•Temporarily eliminating the Company 401(k) and Associate charitable donation matches.
•Tightly managing inventory levels through the cancellation of orders, delay of receipts, or seeking price concessions where possible.
•Actively working with landlords on addressing rent abatement, payment terms, accelerating store closures, and delaying or cancelling certain planned new store openings.
•Reducing non-payroll operating expenses, including but not limited to, marketing and travel.
•Extending vendor payment terms.
In addition, the Company is leveraging elements of the Coronavirus Aid Relief and Economic Security (CARES) Act to enhance the financial well-being of Associates and to maximize the financial health of the Company.
Reopening Vera Bradley Stores

Wallstrom said, “Many states are restarting their economies, and we have begun to open Vera Bradley stores in locations where regulations allow, following guidance from local governments and health authorities, and after assessing consumer sentiment, store readiness, and our Associates’ willingness and ability to return to work. We are taking a prudent and measured approach to reopening our stores, ensuring that we have taken necessary precautions to protect the health and safety of our Associates, customers, and communities.”
On May 5, 2020, the Company began reopening its Vera Bradley stores in a phased approach, with 18 out of 83 full-line stores and 40 of 64 factory stores opened as of the end of May. The Company anticipates the majority of the store base will be open by the end of June. As Vera Bradley stores reopen, the Company is implementing several procedures and precautions to keep customers and Associates safe and secure.
The vast majority of Associates invited back to Vera Bradley as stores re-open have returned. Currently, approximately 65% of the Company’s Associates remain on furlough.
While the Company is making no assumptions of future performance based upon a limited number of days of sales data, the 27 stores that have been opened for two weeks or more since May 5th have generated revenues, in the aggregate, of approximately 75% of the prior year’s sales while operating at reduced staffing and hours. While traffic is typically down, conversion and units per transaction are up. Wallstrom noted, “We are excited to welcome customers back into our stores, and we believe there is some degree of pent up demand. As more retailers open and consumers feel more comfortable shopping, we believe Vera Bradley’s store traffic and sales will improve.”
Wallstrom added, “Many of our customers were anxious to shop even as our stores were closed. Our e-commerce business (Vera Bradley and Pura Vida combined), which represents about a third of our total company revenues on a normalized basis, was strong in the first quarter and continues to exceed last year’s performance into the second quarter. At both Vera Bradley and Pura Vida, customers are responding to new product launches and new marketing initiatives, and at Vera Bradley, sales of cotton masks are also driving revenue. We are grateful to our customers for their continued loyalty and especially thankful for our many distribution center, e-commerce, customer service, and other Associates who have tirelessly worked to keep our e-commerce businesses operating smoothly during this time.”
Health Care Efforts – VB Cares
Wallstrom continued, “We are doing all that we can to help in this unprecedented time, which includes utilizing our facilities and global supply chain to get critical in-demand supplies to those in need nationwide. Our approach is three-pronged:
Initiative #1 – We have tapped into our global supply chain to procure and distribute the most in-demand personal protective equipment, including millions of medical masks, to support the nurses, doctors and first responders bravely taking care of all of us.

Initiative # 2 – We have ramped up distribution of our Vera Bradley Healthcare Professional Collection, which includes medical scrubs, other wearables, and bags. These items are available on verabradley.com.
Initiative #3 – We converted our Vera Bradley Fort Wayne sewing facilities and utilized our global supply chain to manufacture and sew hundreds of thousands of cotton face masks for the general public. These masks, along with filters, are available on verabradley.com and in our stores. With the CDC’s recommendation that everyone now use cloth face coverings to help slow the spread of COVID-19, we are seeing a huge customer response for these items. We are supporting the nurses working tirelessly and bravely on the front lines of the COVID-19 crisis by contributing a percentage of each cotton mask sold to the Coronavirus Response Fund for Nurses.”
“We are proud of our Associates’ commitment to and execution of all of these efforts,” Wallstrom added.
Pura Vida Acquisition and Accounting

In the Company’s prior year second fiscal quarter (on July 16, 2019), Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. Prior period numbers have not been restated. Any reference to the results of “Vera Bradley” in this release is to results of the stand-alone Vera Bradley business (comprised of the Vera Bradley Direct and Indirect segments) and excludes Pura Vida. Any reference to the results of “Vera Bradley, Inc.” is to the combined results of Vera Bradley and Pura Vida.

Summary of Financial Performance for the First Quarter

Consolidated net revenues totaled $69.3 million for the current year first quarter (which included $21.2 million of net revenues from Pura Vida), a decrease of 23.9% over the prior year. Excluding Pura Vida, Vera Bradley net revenues totaled $48.1 million, a 47.2% decrease from $91.0 million in the prior year first quarter. Vera Bradley stores were closed approximately half of the first quarter due to the COVID-19 pandemic.
For the current year first quarter, Vera Bradley, Inc.’s consolidated net loss totaled ($15.3) million, or ($0.66) per diluted share. These results included $5.1 million of net after tax charges, comprised of $2.2 million of impairment charges, $1.1 million of intangible asset amortization, $0.8 million of expenses related to the re-platforming of Vera Bradley’s information technology systems, $0.8 million of charges related to the cancellation of certain purchase orders as a result of COVID-19, a $0.1 million adjustment to the Pura Vida earn-out liability, and $0.1 million in certain department store exist costs resulting from COVID-19. In addition, the Company recorded an Accounting Standard Codification (“ASC”) 480 measurement adjustment to increase the redeemable noncontrolling interest to its redemption value, which exceeded its fair value by $6.8 million. This excess portion of the adjustment increased the Vera Bradley, Inc. loss utilized in the numerator of the earnings per share calculation by $6.8 million, which resulted in a $0.20 negative impact to diluted earnings per share for the current year first quarter. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated first quarter net loss totaled ($10.2) million, or ($0.31) per diluted share. This non-GAAP performance included $0.02 of diluted earnings per share attributable to Pura Vida.

For the prior year first quarter, the Company posted a net loss of ($2.4) million, or ($0.07) per diluted share. These results included $0.6 million of net after tax Pura Vida transaction charges. On a non-GAAP basis, excluding these charges, the Company posted a net loss of ($1.8) million, or ($0.05) per diluted share, in the prior year first quarter.

Non-GAAP Numbers

The current year non-GAAP first quarter income statement numbers referenced below exclude the previously outlined impairment charges, intangible asset amortization, information technology re-platforming expenses, charges related to the cancellation of certain purchase orders resulting from COVID-19, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs resulting from COVID-19. The current year income statement numbers for the first quarter discussed below include the additional activity related to Pura Vida. The prior year non-GAAP first quarter income statement numbers referenced below exclude the previously outlined Pura Vida transaction charges.
First Quarter Details
Current year first quarter Vera Bradley Direct segment revenues totaled $36.8 million, a 48.2% decrease from $71.1 million in the prior year first quarter. The decline primarily resulted from the Company’s stores that were temporarily closed as a result of

COVID-19. First quarter e-commerce sales included in Direct segment revenues increased 20.5% over last year. The Company closed 14 full-line stores and opened one factory outlet store in the last twelve months.
Vera Bradley Indirect segment revenues totaled $11.2 million, a 43.5% decrease from $19.9 million in the prior year first quarter. The decline was primarily due to a reduction in orders from specialty and department stores as well as other key accounts, largely related to COVID-19, as well as a reduction in the number of specialty and department store accounts.

Pura Vida segment revenues totaled $21.2 million.

First quarter consolidated gross profit totaled $34.2 million, or 49.3% of net revenues. On a non-GAAP basis, excluding charges for the cancellation of certain purchase orders resulting from COVID-19, gross profit totaled $35.5 million, or 51.2% of net revenues, compared to $50.5 million, or 55.5% of net revenues, in the prior year first quarter.

Consolidated SG&A expense totaled $59.8 million, or 86.3% of net revenues, for the quarter. On a non-GAAP basis, excluding the previously outlined impairment charges, intangible asset amortization, information technology re-platforming charges, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs, consolidated SG&A expense totaled $51.6 million, or 74.5% of net revenues for the quarter. Pura Vida added a total of $10.2 million of SG&A expenses, excluding the aforementioned intangible asset amortization. In the prior year first quarter, consolidated SG&A expense totaled $54.3 million, or 59.7% of net revenues. On a non-GAAP basis, excluding Pura Vida transaction costs, prior year first quarter consolidated SG&A expenses totaled $53.5 million, or 58.7% of net revenues.

The Company’s first quarter consolidated operating loss totaled ($25.6) million, or (36.9%) of net revenues, compared to an operating loss of ($3.6) million, or (4.0%) of net revenues, in the prior year first quarter. On a non-GAAP basis, excluding the previously disclosed impairment charges, intangible asset amortization, information technology re-platforming expenses, charges related to the cancellation of certain purchase orders, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs, the current year consolidated operating loss totaled ($16.1) million, or (23.2%) of net revenues. On a non-GAAP basis, excluding the previously disclosed Pura Vida transaction costs, the prior year first quarter operating loss totaled ($2.8) million, or (3.1%) of net revenues.

By segment:
•Vera Bradley Direct’s first quarter operating loss was ($11.0) million, or (29.8%) of Direct net revenues, compared to operating income of $8.4 million, or 11.8% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding impairment charges, a portion of the charges for the cancellation of purchase orders, and a portion of the information technology re-platforming charges, the current year Direct operating loss totaled ($5.1) million, or (13.8%) of Direct net revenues.
•Vera Bradley Indirect’s first quarter operating income was $2.8 million, or 24.5% of Indirect net revenues, compared to $7.7 million, or 38.8% of Indirect net revenues, in the prior year. On a non-GAAP basis, excluding certain department store exit costs and a portion of the charges for the cancellation of purchase orders, current year Indirect operating income totaled $3.1 million, or 28.0% of Indirect net revenues.
•Pura Vida’s current year first quarter operating loss was ($0.8) million, or (3.8%) of Pura Vida net revenues. On a non-GAAP basis, excluding the intangible asset amortization, Pura Vida’s operating income was $1.6 million, or 7.7% of Pura Vida net revenues, for the current year.
Balance Sheet

Net capital spending for the first quarter totaled $2.2 million. Capital expenditures are expected to total approximately $8 to $10 million for the year.

During the first quarter, prior to the Board’s action to temporarily suspend share repurchases, the Company repurchased approximately $2.9 million of its common stock (approximately 382,000 shares at an average price of $7.60). At quarter end, the Company had approximately $32.9 million remaining under its $50 million share repurchase authorization.

Cash, cash equivalents, and investments as of May 2, 2020 totaled $85.1 million compared to $144.2 million at the end of last year’s first quarter. The reduction from the prior year reflects the $95.2 million Pura Vida purchase price and earn-out payment netted against the $60.0 million drawn on the Company’s $75 million revolving credit facility at quarter end.

Quarter-end inventory was $132.9 million, which included $15.9 million of inventory related to Pura Vida. Inventory was $90.1 million at the end of the first quarter last year.

Forward-Looking Guidance
The uncertainties surrounding COVID-19 make Fiscal 2021 financial performance extremely difficult to predict. As a result, the Company is not providing forward-looking guidance.
Disclosure Regarding Non-GAAP Measures
The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
The Company believes that the non-GAAP measures presented in this earnings release, including gross profit; selling, general, and administrative expenses; operating loss; net loss; net loss attributable and available to Vera Bradley, Inc.; and diluted net loss per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the first quarter is scheduled for today, Wednesday, June 3, 2020, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 458-4121, and enter the access code 6868520. A replay will be available shortly after the conclusion of the call and remain available through June 17, 2020. To access the recording, listeners should dial (844) 512-2921, and enter the access code 6868520.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as causal, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.
Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.
In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.
The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,100 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.eu, and www.puravidabracelets.ca, and through the distribution of its products to wholesale retailers.
Website Information
We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.
Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://www.verabradley.com/us/static/customerservice/corporateresponsibility.
Vera Bradley Safe Harbor Statement
Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; or business disruption caused by COVID-19. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 1, 2020. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 2, 2020	February 1, 2020	May 4, 2019
Assets
Current assets:
Cash and cash equivalents	$82,286	$49,917	$99,800
Short-term investments	499	8,977	13,853
Accounts receivable, net	20,559	24,290	16,660
Inventories	132,855	123,606	90,093
Income taxes receivable	10,913	1,043	2,844
Prepaid expenses and other current assets	14,610	10,956	8,004
Total current assets	261,722	218,789	231,254
Operating right-of-use assets	106,430	114,790	118,243
Property, plant, and equipment, net	69,669	73,027	76,607
Intangible assets, net	53,865	56,305	—
Goodwill	44,254	44,254	—
Long-term investments	2,271	14,912	30,596
Deferred income taxes	6,919	7,656	6,690
Other assets	6,267	5,328	1,034
Total assets	$551,397	$535,061	$464,424
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,735	$20,235	$15,084
Accrued employment costs	5,660	11,412	6,421
Short-term operating lease liabilities	27,048	21,347	21,445
Earn-out liability	—	18,448	—
Other accrued liabilities	12,644	13,850	12,370
Income taxes payable	90	2,113	425
Total current liabilities	69,177	87,405	55,745
Long-term operating lease liabilities	107,699	113,775	118,816
Long-term debt	60,000	—	—
Other long-term liabilities	89	62	89
Total liabilities	236,965	201,242	174,650
Redeemable noncontrolling interest	38,858	30,049	—
Shareholders’ equity:
Additional paid-in-capital	99,879	100,357	96,019
Retained earnings	282,772	307,414	289,393
Accumulated other comprehensive (loss) income	(17)	158	109
Treasury stock	(107,060)	(104,159)	(95,747)
Total shareholders’ equity of Vera Bradley, Inc.	275,574	303,770	289,774
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$551,397	$535,061	$464,424

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Net revenues	$69,284	$91,003
Cost of sales	35,096	40,535
Gross profit	34,188	50,468
Selling, general, and administrative expenses	59,782	54,297
Other income	20	184
Operating loss	(25,574)	(3,645)
Interest expense (income), net	72	(447)
Loss before income taxes	(25,646)	(3,198)
Income tax benefit	(10,109)	(793)
Net loss	(15,537)	(2,405)
Less: Net loss attributable to redeemable noncontrolling interest	(200)	—
Net loss attributable to Vera Bradley, Inc.	$(15,337)	$(2,405)

Basic weighted-average shares outstanding	33,330	34,228
Diluted weighted-average shares outstanding	33,330	34,228

Basic net loss per share available to Vera Bradley, Inc. common shareholders	$(0.66)	$(0.07)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders	$(0.66)	$(0.07)

Reconciliation of net loss available to Vera Bradley, Inc. common shareholders
Net loss attributable to Vera Bradley, Inc.	$(15,337)	$(2,405)
Excess portion of redeemable noncontrolling interest redemption value adjustment	(6,800)	—
Net loss available to Vera Bradley, Inc. common shareholders	$(22,137)	$(2,405)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Cash flows from operating activities
Net loss	$(15,537)	$(2,405)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	4,353	4,170
Impairment charges	3,806	—
Amortization of operating right-of-use assets	5,563	5,471
Amortization of intangible assets	2,440	—
Provision for doubtful accounts	497	38
Stock-based compensation	59	1,238
Deferred income taxes	737	102
Loss on investments	20	—
Adjustment of earn-out liability	229	—
Other non-cash (gain) charges, net	(23)	11
Changes in assets and liabilities:
Accounts receivable	2,241	(1,934)
Inventories	(9,249)	1,488
Prepaid expenses and other assets	(4,593)	3,427
Accounts payable	3,780	1,273
Income taxes	(11,893)	(3,773)
Operating lease liabilities, net	(384)	(8,926)
Accrued and other liabilities	(6,792)	(5,395)
Net cash used in operating activities	(24,746)	(5,215)
Cash flows from investing activities
Purchases of property, plant, and equipment	(2,238)	(3,421)
Purchases of investments	(851)	(9,615)
Proceeds from maturities and sales of investments	21,788	8,403
Cash received for business acquisition	993	—
Net cash provided by (used in) investing activities	19,692	(4,633)
Cash flows from financing activities
Tax withholdings for equity compensation	(537)	(791)
Repurchase of common stock	(3,077)	(3,055)
Distributions to redeemable noncontrolling interest	(296)	—
Borrowings under asset-based revolving credit agreement	60,000	—
Payment of contingent consideration for business acquisition	(18,677)	—
Net cash provided by (used in) financing activities	37,413	(3,846)
Effect of exchange rate changes on cash and cash equivalents	10	1
Net increase (decrease) in cash and cash equivalents	$32,369	$(13,693)
Cash and cash equivalents, beginning of period	49,917	113,493
Cash and cash equivalents, end of period	$82,286	$99,800

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(continued)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$1,045	$2,878
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of May 2, 2020 and May 4, 2019	$—	$50
Expenditures incurred but not yet paid as of February 1, 2020 and February 2, 2019	$176	$197
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of May 2, 2020 and May 4, 2019	$316	$470
Expenditures incurred but not yet paid as of February 1, 2020 and February 2, 2019	$559	$1,065

Vera Bradley, Inc.
First Quarter Fiscal 2021
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 2, 2020
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Redemption Value Adjustment[8]	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$34,188	$—	$(1,320)	1	$35,508
Selling, general, and administrative expenses	59,782	—	8,148	2	51,634
Operating loss	(25,574)	—	(9,468)		(16,106)
Loss before income taxes	(25,646)	—	(9,468)		(16,178)
Income tax benefit	(10,109)	—	(3,730)	3	(6,379)
Net loss	(15,537)	—	(5,738)		(9,799)
Less: Net (loss) income attributable to redeemable noncontrolling interest	(200)	—	(610)		410
Net loss attributable to Vera Bradley, Inc.	(15,337)	—	(5,128)		(10,209)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders	$(0.66)	$(0.20)	$(0.15)		$(0.31)

Vera Bradley Direct segment operating loss	$(10,965)	$—	$(5,872)	4	$(5,093)
Vera Bradley Indirect segment operating income (loss)	$2,756	$—	$(387)	5	$3,143
Pura Vida segment operating (loss) income	$(801)	$—	$(2,440)	6	$1,639
Unallocated corporate expenses	$(16,564)	$—	$(769)	7	$(15,795)

[1]Related to charges for the cancellation of certain purchase orders as a result of COVID-19
[2]Items include $3,806 for store impairment charges; $2,440 for the amortization of definite-lived intangible assets; $1,460 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; $229 for an adjustment upon payment of the earn-out liability; and $213 in certain department store exit costs as a result of COVID-19

[3]Related to the tax impact of the charges mentioned above
[4]Related to $3,806 for impairment charges; $1,146 for an allocation of charges for the cancellation of purchase orders; and $920 for technology re-platforming charges
[5]Related to $213 in certain department store exit costs and $174 for an allocation of charges for the cancellation of purchase orders
[6]Related to the amortization of definite-lived intangible assets
[7]Related to $540 for technology re-platforming charges and $229 for an adjustment upon payment of the earn-out liability
[8]Related to a $6.8 million increase in the loss available to Vera Bradley, Inc. common shareholders associated with the excess portion of the ASC 480 adjustment for the redeemable noncontrolling interest of Pura Vida; this adjustment impacts the Company’s net loss per share calculations only

Vera Bradley, Inc.
First Quarter Fiscal 2020
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 4, 2019
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Gross profit	$50,468	$—	$50,468
Selling, general, and administrative expenses	54,297	837	53,460
Operating loss	(3,645)	(837)	(2,808)
Loss before income taxes	(3,198)	(837)	(2,361)
Income tax benefit	(793)	(204)	(589)
Net loss	(2,405)	(633)	(1,772)
Less: Net loss attributable to redeemable noncontrolling interest	—	—	—
Net loss attributable to Vera Bradley, Inc.	(2,405)	(633)	(1,772)
Diluted net loss per share available to Vera Bradley, Inc. common shareholders	$(0.07)	$(0.02)	$(0.05)

Vera Bradley Direct segment operating income	$8,360	$—	$8,360
Vera Bradley Indirect segment operating income	$7,707	$—	$7,707
Pura Vida segment operating income	$—	$—	$—
Unallocated corporate expenses	$(19,712)	$(837)	$(18,875)

[1]Items include Pura Vida transaction costs